Exhibit 10.37

June 21, 2007	REVISED

Katherine McDermott
15378 Avenue of Science, Suite 100
San Diego, CA 92128

Dear Kathy,

American Technology Corporation (“Company”) is very pleased to confirm our offer of employment. This offer is contingent upon satisfactory results of all reference, education, and background checks and is based on the following terms and conditions:

Title:	Controller/Chief Accounting Officer

Start Date:	June 25, 2007

Salary:	A semi-monthly salary in the amount of $ 5,833.33 ($ 140,000 annually)

Bonus Plan:	You will be eligible to participate in American Technology FY07 Bonus Incentive Plan. Under the Plan if the Company achieves budgeted NIBT the payout is 50% of your base salary. If the Company achieves targeted NLBT the payout is 100% of your base salary. If we achieve either of these results, the payout will be prorated over the remainder of the fiscal year.

Stock Options:	Management will recommend to the Compensation Committee at its first quarterly meeting following your start date, that you be granted stock options to purchase 50,000 shares of common stock. The Compensation Committee has the discretion to approve or deny the grant. The recommended options will have an exercise price equal to the fair market value of our common stock (determined in accordance with our 2005 Stock Option Plan) on the date the Compensation Committee approves the grant, and will be exercisable for five (5) years after grant, subject to earlier termination as set forth in the 2005 Stock Option Plan. The recommended options will vest over four (4) years with 25% vesting on the first anniversary of grant, and then in equal quarterly installments over the following three years of continuous service with the Company.

Health Benefits:	The Company offers a comprehensive benefits plan that includes medical, dental, vision, long-term disability and life insurances. The company pays 100% of premiums for you and your dependents. Benefits begin the first day of the month following your hire date.

Paid Time Off & Holidays:	You will receive 20 days of accrued Paid Time Off (PTO) annually, in use for vacation or for personal time off. PTO hours are accrued per pay period.

The Company offers 9-paid holidays each calendar year. You must be on active status the day before and the day after the holiday to receive holiday pay.

Retirement:	A 401k package is available with multiple investment options and the company matches 25% of the employee’s deferral up to 6% of your annual earnings. (Note: Some IRS limitations may apply.)

Arbitration:	As a contingency of this offer, you will be required to sign the attached Mutual Agreement to Arbitrate (“Arbitration Agreement”).

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at American Technology Corp.

Additionally, as a condition of this offer and of your employment with American Technology Corporation, you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, you will be required to execute the Company’s Agreement on your first date of employment.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may only be entered into in writing, signed by the President of the Corporation.

Kathy, we sincerely hope that you decide to join American Technology Corp. Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us by Thursday, June 21, 2007.

American Technology Corporation (Nasdaq: ATCO) with headquarters in San Diego, California, is Shaping the Future of Sound through innovative concepts in directional acoustic technology and next generation intelligibility for commercial and government markets. Our award-winning sound reproduction technologies create unique solutions for our customers through our branded, OEM and licensed products.

We have an immediate opening for a Chief Accounting Officer to join our team.

The ideal candidate will work with senior management to develop short-term and long-term strategic plans to meet the growth and profitability objectives of the Company. They will direct the organization’s financial planning and accounting practices. They will be responsible to ensure that all aspects of the business, processes, operations, capital assets and financial resources are oriented towards maximizing profitability, and growth. The successful candidate will have a “rollup their sleeves attitude” and be a team player.

Responsibilities:

•	Manage the entire primary accounting functions including: accounts payable, accounts receivable, revenue recognition, payroll, general ledger and cash management.

•	Oversee the preparation of timely and accurate financial statements, including the preparation of monthly journal entries.

•	Assist in the preparation of Form IOQ and 10K reports to the SEC.

•	Lead the conformance with Sarbanes-Oxley, Section 404 activity.

•	Review and prepare account analyses and comparison of results versus plan.

•	Participate in the annual and interim budgeting process.

•	Act as the primary interface to the company’s outside auditors.

•	Document all accounting controls, policies and procedures

•	Enhance and improve current systems and procedures.

•	Other special projects as assigned by the CFO.

Background and Skills:

•	BS degree in Accounting or Finance, CPA required, MBA preferred

•	5 - 7 years’ public accounting experience

•	2 years’ experience in private industry preferably in a manufacturing environment

•	Strong knowledge of GAAP, FASB and other relevant accounting pronouncements

•	SEC reporting experience required.

•	Experience with a mid-range accounting software system.

•	Excellent Excel skills.

•	Knowledge of Sarbanes-Oxley.

ATC is committed to workforce diversity, and we are proud to be an equal opportunity employer.

If there are any questions, please do not hesitate to call me.

Best Regards,

Thomas R. Brown
President/CEO

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by:	Date: 6/22/07